UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 7)*
RealD Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
75604L105
(CUSIP Number)
02/29/2016
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which* this Schedule is filed:
+  Rule 13d-1(b)
    Rule 13d-1(c)
    Rule 13d-1(d)
* The remainder of this cover page shall be filled out for* a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent* amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover* page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act")* or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the*
Act (however, see the Notes).






CUSIP No. 75604L105

13G

Page 2 of 7 Pages











1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Bares Capital Management, Inc. - IRS # 74-2961140


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)    +


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Texas








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

0


6.

SHARED VOTING POWER

2,810,537


7.

SOLE DISPOSITIVE POWER

0


8.

SHARED DISPOSITIVE POWER

2,810,537






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,810,537


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.8%


12.

TYPE OF REPORTING PERSON (see instructions)

IA








CUSIP No. 75604L105

13G

Page 3 of 7 Pages











1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Brian Bares


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)    +


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

USA








NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

261,885


6.

SHARED VOTING POWER

2,810,537


7.

SOLE DISPOSITIVE POWER

261,885


8.

SHARED DISPOSITIVE POWER

2,810,537






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,072,422


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.99%


12.

TYPE OF REPORTING PERSON (see instructions)

IA, IN













CUSIP No. 75604L105

13G

Page 4 of 7 Pages





Item 1.

(a)
Name of Issuer
RealD Inc.




(b)
Address of Issuer?s Principal Executive Offices
100 North Crescent Drive, Suite 200


Beverly Hills, CA 90210
Item 2.

(a)
Name of Person Filing
Bares Capital Management, Inc.




(b)
Address of the Principal Office or, if none, residence
12600 Hill Country Blvd, Suite R-230
Austin, TX 78738




(c)
Citizenship
USA




(d)
Title of Class of Securities
Common stock




(e)
CUSIP Number
75604L105



Item 3. If this statement is filed pursuant to ??240.13d-1(b) or* 240.13d-2(b) or (c), check whether the person filing is a:

(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).





(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).





(d) Investment company registered under section 8 of the Investment Company* Act of 1940 (15 U.S.C. 80a-8).





(e) + An investment adviser in accordance with ?240.13d-1(b)(1)(ii)(E);





(f) An employee benefit plan or endowment fund in accordance with* 240.13d-1(b)(1)(ii)(F);





(g) A parent holding company or control person in accordance with* 240.13d-1(b)(1)(ii)(G);





(h) A savings associations as defined in Section 3(b) of the Federal* Deposit Insurance Act (12 U.S.C. 1813);





(i) A church plan that is excluded from the definition of an investment* company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);





(j) Group, in accordance with ?240.13d-1(b)(1)(ii)(J).






Item 4.  Ownership.
Provide the following information regarding the aggregate number and* percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:
Bares Capital Management, Inc.  2,810,537 shares
Brian Bares 3,072,422 shares






(b)

Percent of class:
Bares Capital Management, Inc. 5.40%
Brian Bares 5.90%






(c)

Number of shares as to which the person has:








(i)
Sole power to vote or to direct the vote
Bares Capital Management, Inc.  0
Brian Bares  261,885








(ii)
Shared power to vote or to direct the vote
Bares Capital Management, Inc. 2,810,537
Brian Bares 2,.810,537








(iii)
Sole power to dispose or to direct the disposition of
Bares Capital Management, Inc.  0
Brian Bares  261,885








(iv)
Shared power to dispose or to direct the disposition of Bares Capital Management, Inc. 2,810,537
Brian Bares 2,810,537





Instruction. For computations regarding securities which represent* a right to acquire an underlying security see
240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.
        Not Applicable
Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired* the Security Being Reported on By the Parent Holding Company.
     Not Applicable
Item 8.  Identification and Classification of Members of the Group.
     Not Applicable
Item 9.  Notice of Dissolution of Group.
     Not Applicable
Item 10.  Certification.





(a)

The following certification shall be included if the statement is filed* pursuant to 240.13d-1(b):








By signing below I certify that, to the best of my knowledge and belief* the securities referred to above were acquired and are held in the* ordinary course of business and were not acquired and are not held* for the purpose of or with the effect of changing or influencing* the control of the issuer of the securities and were not acquired* and are not held in connection with or as a participant in any* transaction having that purpose or effect.







(b)

The following certification shall be included if the statement is filed* pursuant to 240.13d-1(c):








By signing below I certify that, to the best of my knowledge and belief,* the securities referred to above were not acquired and are not held for the* purpose of or with the effect of changing or influencing the control of the* issuer of the securities and were not acquired and are not held in connection* with or as a participant in any transaction having that purpose or effect.












CUSIP No. 75604L105

13G

Page 7 of 7 Pages





    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

02/09/2016
Date

/s/ Brian T Bares
Signature

Brian T Bares/President
Name/Title